EXHIBIT 99.1

News

Contact:	Barry Koling (404) 230-5268

For Immediate Release
December 9, 2004

E. Neville Isdell Joins the Board of SunTrust Banks, Inc.

ATLANTA – SunTrust Banks, Inc. (NYSE: STI), Chairman, President and Chief Executive Officer L. Phillip Humann announced today that E. Neville Isdell has joined SunTrust’s Board of Directors. Mr. Isdell is chairman and chief executive officer of The Coca-Cola Company.

     “We welcome Mr. Isdell and look forward to benefiting from the broad perspectives and experience he will bring to the board,” said Mr. Humann.

     Prior to returning to The Coca-Cola Company in 2004, Mr. Isdell was the retired chief executive officer of Coca-Cola HBC, the world’s second largest Coca-Cola bottler. He held that position from 2000, when the company was created by the merger of Coca-Cola Beverages and Hellenic Bottling Company, until the end of 2001. He joined Coca-Cola Beverages as chairman in 1998, after spending more than 30 years at The Coca-Cola Company in positions of increasing responsibility including group president for North East Europe, the Middle East and Africa as well as president of the Greater Europe Group.

     SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest commercial banking organizations. The company operates an extensive distribution network primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the company provides credit cards, mortgage banking, insurance, brokerage and capital markets services. SunTrust’s Internet address is www.suntrust.com.

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